                                                                   Exhibit 10.18
                               CREDIT AGREEMENT

                                By and Between
                           Baker Hughes Incorporated
                                      and


                             ----------------------



                         Dated as of September 1, 1994

                               Table of Contents

ARTICLE I.    DEFINITIONS ..............................................   -1-
  1.01        "Advance(s)" .............................................   -1-
  1.02        "Agreement" ..............................................   -1-
  1.03        "Business Day" ...........................................   -1-
  1.04        "Commitment" .............................................   -1-
  1.05        "Commitment Limit" .......................................   -1-
  1.06        "Consolidated Net Worth" .................................   -1-
  1.07        "Control Group" ..........................................   -1-
  1.08        "Default Rate" ...........................................   -2-
  1.09        "Dollars" and "$" ........................................   -2-
  1.10        "Effective Date" .........................................   -2-
  1.11        "Encumbrance" ............................................   -2-
  1.12        "ERISA" ..................................................   -2-
  1.13        "Eurodollar Advance(s)" ..................................   -2-
  1.14        "Eurodollar Rate" ........................................   -2-
  1.15        "Eurodollar Reserve Percentage"...........................   -2-
  1.16        "Event of Default"........................................   -3-
  1.17        "Facility Fee"............................................   -3-
  1.18        "Facility Fee Rate".......................................   -3-
  1.19        "GAAP"....................................................   -3-
  1.20        "Governmental Requirement"................................   -3-
  1.21        "Interest Period".........................................   -3-
  1.22        "Lending Office"..........................................   -4-
  1.23        "LIBOR"...................................................   -4-
  1.24        "LIBOR Margin"............................................   -4-
  1.25        "Mortgage"................................................   -4-
  1.26        "Net Worth"...............................................   -4-
  1.27        "Note"....................................................   -5-
  1.28        "Other Bank(s)"...........................................   -5-
  1.29        "Other Bank Agreement(s)".................................   -5-
  1.30        "PBGC" ...................................................   -5-
  1.31        "Permitted Encumbrance" ..................................   -5-
  1.32        "Person" .................................................   -5-
  1.33        "Plan" ...................................................   -5-
  1.34        "Reference Rate" .........................................   -5-
  1.35        "Reference Rate Advance(s)" ..............................   -5-
  1.36        "Reportable Event" .......................................   -5-
  1.37        "Stockholders' Equity" ...................................   -5-
  1.38        "Subsidiary" .............................................   -6-
  1.39        "Taxes" ..................................................   -6-
  1.40        "Termination Date" .......................................   -6-

ARTICLE II.   LOAN COMMITMENT...........................................   -6-
  2.01        Commitment to Lend........................................   -6-
  2.02        Change of Law.............................................   -6-
  2.03        Termination and Reduction of Commitment...................   -7-
  2.04        Facility and Origination Fees.............................   -7-
  2.05        Withholding Taxes.........................................   -7-
  2.06        Increased Costs...........................................   -8-
  2.07        Bank as Foreign Person....................................   -8-
  2.08        Bank's Obligation for Taxes...............................  -10-
  2.09        Change of Lending Office..................................  -11-

ARTICLE III.  REVOLVING CREDIT LOANS TO THE COMPANY.....................  -11-
  3.01        Advances to the Company...................................  -11-
  3.02        Disposition of Funds and Amount Payable in the Event of
               Refinancing..............................................  -13-
  3.03        Funding Losses............................................  -14-
  3.04        Conditions to the Initial Borrowing.......................  -14-
  3.05        Conditions To All Advances................................  -15-

ARTICLE IV.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY.............  -l5-
  4.01        Existence and Rights......................................  -15-
  4.02        Agreement and Note........................................  -15-
  4.03        No Conflict...............................................  -16-
  4.04        Litigation................................................  -16-
  4.05        Financial Condition.......................................  -16-
  4.06        Title to Assets...........................................  -16-
  4.07        Trademarks, Patents.......................................  -16-
  4.08        Margin Securities.........................................  -17-
  4.09        ERISA.....................................................  -17-
  4.10        Investment Company Act....................................  -17-
  4.11        Labor Matters.............................................  -17-
  4.12        Environmental Laws........................................  -17-
  4.13        Other Bank Agreements.....................................  -17-

ARTICLE V.    AFFIRMATIVE COVENANTS.....................................  -17-
  5.01        Corporate Rights and Franchises...........................  -18-
  5.02        Insurance.................................................  -18-
  5.03        Taxes and other Liabilities...............................  -18-
  5.04        Records...................................................  -18-
  5.05        Reports by the Company....................................  -19-

ARTICLE VI.   NEGATIVE COVENANTS .......................................  -21-
  6.01        Liens and Encumbrances. ..................................  -21-
  6.02        Sales of Assets or Business...............................  -22-


  6.03        Liquidation, Dissolution, Consolidation or Merger.........  -23-
  6.04        Minimum Consolidated Net Worth ...........................  -23-

ARTICLE VII.  EVENTS OF DEFAULT AND REMEDIES ...........................  -23-
  7.01        Failure to Pay Note; Breach of Certain Covenants..........  -23-
  7.02        Breach of Remaining Covenants ............................  -23-
  7.03        Breach of Warranty........................................  -24-
  7.04        Other Obligations.........................................  -24-
  7.05        Insolvency; Receiver......................................  -24-
  7.06        Judgments; Attachments....................................  -25-
  7.07        ERISA.....................................................  -25-
  7.08        Remedies .................................................  -25-

ARTICLE VIII. MISCELLANEOUS.............................................  -26-
  8.01        Survival of Warranties....................................  -26-
  8.02        Failure or Indulgence Not Waiver..........................  -26-
  8.03        Notices...................................................  -26-
  8.04        Applicable Law............................................  -26-
  8.05        Interest Limitation.......................................  -26-
  8.06        Assignability.............................................  -27-
  8.07        Computation of Interest Rates and Fees; Time of Payment...  -27-
  8.08        Expenses; Indemnity by the Company........................  -27-
  8.09        Modifications and Amendments..............................  -27-
  8.10        Restriction on Transfers..................................  -27-
  8.11        Table of Contents; Headings...............................  -28-
  8.12        Articles; Sections........................................  -28-
  8.13        Counterparts..............................................  -28-
  8.14        Survival of Agreements....................................  -28-
  8.15        Severability..............................................  -28-
  8.16        Confidentiality...........................................  -29-
  8.17        Consequential Damages.....................................  -29-
  8.18        Replacement of Prior Agreements...........................  -29-
  8.19        Final Agreement...........................................  -29-

EXHIBITS

  Exhibit A    Form of Note
  Exhibit B    Banks
  Exhibit C    Form of Company Request For Advance
  Exhibit D    Form of Opinion of Counsel of the Company

                           BAKER HUGHES INCORPORATED

                               CREDIT AGREEMENT



  THIS CREDIT AGREEMENT, dated as of September 1, 1994, is hereby made and entered into by and between BAKER HUGHES INCORPORATED, a Delaware corporation
(the "Company"), and                  (the "Bank"), on the following terms and
conditions.

                            ARTICLE I. DEFINITIONS


  For the purposes hereof, unless the context otherwise requires:

  1.01 "Advance(s)" means any or all of the Eurodollar Advances and Reference Rate Advances made to the Company by the Bank pursuant to Section 3.01.

  1.02 "Agreement" means this Credit Agreement as originally executed or, if later amended or supplemented, then as so amended or supplemented.

  1.03 "Business Day" means any day (other than a day which is Saturday, Sunday, or a legal holiday in London, England, the State of Texas, the State of New York, or the State within the U.S., if any, where the Bank maintains its corporate headquarters) on which commercial banks are open for domestic and international business in London, England, Houston, Texas, New York, New York, and the city within the U.S., if any, where the Bank maintains its corporate headquarters; provided, however, that when used in connection with a Eurodollar Advance, the term "Business Day" shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

  1.04 "Commitment" means the Bank's commitment to lend an aggregate amount not to exceed the Commitment Limit at any time outstanding pursuant to Section 2.01, as such Commitment may be reduced or terminated pursuant to Section 2.02,
Section 2.03 or Article VII.

  1.05 "Commitment Limit" means               MILLION DOLLARS ($              ).

  1.06 "Consolidated Net Worth" of any Person means the Net Worth of such Person and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

  1.07 "Control Group" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common CONTROL WHICH, together with the Company, are treated as a single employer under Section 414(b) or 414(c) of the Internal Revenue Code of 1986, as from time to time amended.

  1.08 "Default Rate" means a rate per annum equal to the sum of 1% plus the Reference Rate (changing when and as such Reference Rate changes).

  1.09 "Dollars" and "$" mean the lawful currency of the United States of America and in respect of all payments to be made in Dollars under this Agreement mean funds which are for same day settlement in immediately available funds through the Federal Reserve wire transfer system (or such other United States dollar funds as may at the relevant time be customary for the settlement of international banking transactions denominated in United States dollars).

  1.10 "Effective Date" means the date of this Agreement first written above.

  1.11 "Encumbrance" means any mortgage, deed of trust, pledge, lien, security interest, conditional sale or other title retention agreement or other similar encumbrance, but excluding any right of offset or set-off which arises by operation of law or which may be granted to a lender in connection with credit facilities for the Company or any of its Subsidiaries, and further excluding any encumbrance which arises by reason of any restraining order, injunction, or similar impediment or restriction that affects the transfer of any assets.

  1.12 "ERISA" means the Employee Retirement Income Security Act of 1974, as from time to time amended.

  1.13 "Eurodollar Advance(s)" means loans made by the Bank to the Company under
Section 3.01 that bear interest at the Eurodollar Rate.

  1.14 "Eurodollar Rate" means, in respect of each Interest Period of each Eurodollar Advance, a rate per annum equal to LIBOR plus the LIBOR Margin; provided, however, that if the Bank incurs a reserve requirement (as set forth below in the definition of "Eurodollar Reserve Percentage") on any day of any Interest Period and the Bank notifies the Company, within thirty (30) days after incurring such reserve requirement that it has incurred same, then "Eurodollar Rate" means, in respect of the portion of the Interest Period of such Eurodollar Advance in which such reserve requirement is in effect, a rate per annum equal to the sum of LIBOR Margin plus the quotient obtained (rounded upwards, if necessary, to the next higher 1/16 of 1%) by dividing (i) LIBOR by (ii) 1.00 minus the Eurodollar Reserve Percentage in effect during such portion of such Interest Period.

  1.15 "Eurodollar Reserve Percentage" means for any day that a Eurodollar Advance is outstanding, that percentage (expressed as a decimal) which is in effect on such day of the applicable Interest Period, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirement for the Bank in respect of "Eurocurrency liabilities" (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Eurodollar Advances is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of the Bank to United States residents).

  1.16 "Event of Default" shall have the meaning attributed thereto in Article VII.

  1.17 "Facility Fee" means the fee payable to the Bank pursuant to Section
2.04.

  1.18 "Facility Fee Rate" means the rate per annum which shall be used to calculate the Facility Fee and is equal to (i) 1/10 of 1% if the Company has a senior unsecured credit rating by Standard and Poors of better than BBB+ or a senior unsecured credit rating by Moody's Investor Services of better than Baal;
(ii) 1/8 of 1% if the Company has a senior unsecured credit rating by Standard and Poors between BBB+ and BBB-, inclusive or a senior unsecured credit rating by Moody's Investor Services between Baal and Baa3, inclusive; or (iii) 1/4 of 1% if the Company has a senior unsecured credit rating by Standard and Poors of less than BBB- or a senior unsecured credit rating by Moody's Investor Services of less than Baa3; provided, however, that the greater senior unsecured credit rating (Standard and Poors or Moody's Investor Services) shall always be applied to determine the Facility Fee Rate, and if Standard and Poors (or Moody's Investor Services) changes its rating designations, then the new equivalent Standard and Poors (or Moody's Investor Services) credit ratings shall be applied.

  1.19 "GAAP" means those generally accepted accounting principles which are in effect on the date of determination and which are recognized as such by the Financial Accounting Standards Board (or any generally recognized successor).

  1.20 "Governmental Requirement" means any law, statute, code, ordinance, order, rule, regulation, guideline, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other direction or requirement (including, without limitation, any of the foregoing which relate to environmental standards or controls, energy regulations and occupational, safety and health standards or controls) of any (domestic or foreign) federal, state, county, municipal, parish, provincial or other government or any department, commission, board, court, agency or any other instrumentality of any of them.

  1.21 "Interest Period" means (a) in respect of each Eurodollar Advance made to the Company, the period commencing on the date of such Eurodollar Advance and ending one, three or six months thereafter (as designated by the Company pursuant to Section 3.01(a)) or such other time period as may be mutually agreed upon by the Bank and the Company, and (b) in respect of each Reference Rate Advance made to the Company, the period commencing on the date of such Reference Rate Advance and ending one, three or six months thereafter (as designated by the Company pursuant to Section 3.01(a)) or such other time period as may be mutually agreed upon by the Bank and the Company; provided, however, that in each case:

      (i) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless by such extension it would fall in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

      (ii) any Interest Period which begins on a day for which there is no numerically corresponding day in the calendar month during which such Interest Period is to end shall, subject to the provisions of clause (i) hereof, end on the last day of such calendar month;

      (iii) no Interest Period shall extend beyond the Termination Date; and

      (iv) no more than ten different Interest Periods may be outstanding at any one time.

  1.22 "Lending Office" means the office or offices of the Bank specified as its "Domestic Lending Office" or "Eurodollar Lending Office", as the case may be, below its name on the signature page hereof or such other office or offices of the Bank as the Bank may from time to time specify in writing to the Company, or, if the Bank fails to so notify the Company, the Bank's Domestic Lending Office listed below its name on the signature page hereof

  1.23 "LIBOR" means, in respect of each Interest Period of each Eurodollar Advance, the rate per annum quoted by the Bank at which deposits in Dollars, in amounts comparable to the amount of the subject Eurodollar Advance and with maturities comparable to such Interest Period, are offered to the principal office of the Bank in London, England (or if the Bank does not have an office in London, England, the rate at which such deposits are offered to the principal offices of major banks in London, England) by major banks in the interbank market at 11:00 A.M. London time two (2) Business Days prior to the first day of such Interest Period (rounded upward, if necessary, to the next higher 1/16 of 1%).

  1.24 "LIBOR Margin" means the rate per annum which shall be added to LIBOR to determine the Eurodollar Rate and is equal to (i) .275% if the Company has a senior unsecured credit rating by Standard and Poors of better than BBB+ or a senior unsecured credit rating by Moody's Investor Services of better than Baal;
(ii) .375% if the Company has a senior unsecured credit rating by Standard and Poors between BBB+ and BBB-, inclusive, or a senior unsecured credit rating by Moody's Investor Services between Baal and Baa3, inclusive; or (iii) .5% if the Company has a senior unsecured credit rating by Standard and Poors of less than BBB- or a senior unsecured credit rating by Moody's Investor Services of less than Baa3; provided, however, that the greater senior unsecured credit rating (Standard and Poors or Moody's Investor Services) shall always be applied to determine the LIBOR Margin, and if Standard and Poors (or Moody's Investor Services) changes its rating designations, then the new equivalent Standard and Poors (or Moody's Investor Services) credit ratings shall be applied.

  1.25 "Mortgage" means any Encumbrance, excluding Permitted Encumbrances.

  1.26 "Net Worth" of a Person shall mean the sum of the par value or stated value of its issued and outstanding capital stock (common and preferred), capital in excess of par or stated value of shares of its capital stock, retained earnings, and any other account which, in accordance with GAAP, constitutes Stockholders' Equity.

  1.27 "Note" means the note substantially in the form of Exhibit A hereto issued by the Company pursuant to Section 3.01.

  1.28 "Other Bank(s)" means, collectively, the banks set forth on Exhibit B, other than the Bank.

  1.29 "Other Bank Agreement(s)" shall have the meaning attributed thereto in
Section 4.13.

  1.30 "PBGC" means the Pension Benefit Guaranty Corporation or any successor established under ERISA.

  1.31 "Permitted Encumbrance" shall have the meaning attributed thereto in
Section 6.01.

  1.32 "Person" means an individual, corporation, partnership, joint venture, trust, unincorporated organization, association, joint stock company, government or any agency or political subdivision thereof or any other entity.

  1.33 "Plan" means each employee benefit plan or other plan maintained by the Company or any member of the Control Group for employees of the Company or any member of the Control Group and covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code of 1986, as from time to time amended.

  1.34 "Reference Rate" means the varying rate of interest per annum equal to the rate of interest per annum publicly announced from time to time by Citibank, N.A., New York, New York, or its successor, as its "Base Rate" of interest, changing as and when a change in such rate occurs; provided, however, that in the event that such rate ceases or fails to be published, the Reference Rate shall be equal to the "Prime Rate" published in the Wall Street Journal in the Money Rates Column, as it may change from time to time.

  1.35 "Reference Rate Advance(s)" means loans made by the Bank to the Company under Section 3.01 that bear interest at the Reference Rate.

  1.36 "Reportable Event" means any event described in Section 4043 of ERISA, but excluding Sections 4043(b)(2) and 4043(b)(3) thereof.

  1.37 "Stockholders' Equity" means the excess of assets over liabilities, in each case of the Company and its Subsidiaries on a consolidated basis, as determined and computed in accordance with GAAP.

  1.38 "Subsidiary" means a corporation of which the Company and/or one or more of its other subsidiaries of any tier own, directly or indirectly, such number of outstanding shares as have the power (disregarding any voting power, solely by reason of the happening of any default, of shares of any class) to elect a majority of the Board of Directors of such corporation.

  1.39 "Taxes" means all present and future taxes, levies, imposts, duties, fees, assessments, or charges of whatever nature (excluding income and similar taxes) now or hereafter imposed by any governmental authority, or any political subdivision or taxing authority thereof, together with interest thereon and penalties in respect thereof

  1.40 "Termination Date" means the date on which the Commitment expires, which shall be five (5) years after the Effective Date (August 31, 1999), or such earlier date as the Bank's obligation to honor its Commitment shall have terminated under Section 2.02, Section 2.03 or Article VII of this Agreement.

                          ARTICLE II. LOAN COMMITMENT

  2.01 Commitment to Lend. The Bank agrees, on the terms and conditions of this Agreement and in reliance upon the representations and warranties set forth in
Article IV, to make Eurodollar Advances and Reference Rate Advances to the Company, from time to time, from the Effective Date to but excluding the Termination Date, at such times and in such amounts as the Company shall request in accordance with Section 3.01, in an aggregate principal amount not to exceed at any one time outstanding the Commitment Limit.

  2.02 Change of Law. Notwithstanding any other provision herein, in the event that any change in any applicable Governmental Requirement or in the interpretation or administration thereof shall make it unlawful or impossible for the Bank to (i) honor its Commitment under Section 2.01, then the obligation of the Bank to make Advances to the Company under Section 2.01 and the obligation of the Company to pay the Facility Fee for the period of time subsequent thereto shall terminate, or (ii) maintain its Advances, then the aggregate principal amount of the Bank's Advances which are then outstanding and which cannot be lawfully maintained, together with interest accrued and unpaid thereon and all other amounts payable hereunder to the Bank in respect thereof, shall be paid, all as provided below in this Section 2.02. Upon the occurrence of any change making it unlawful for the Bank to honor its Commitment under
Section 2.01 or maintain its Advances as aforesaid, the Bank shall immediately notify an officer of the Company thereof by telephone (which shall be confirmed by written notice in accordance with Section 8.03), and shall furnish to the Company written evidence of such change. Any payment of the principal amount of the Bank's Advances which is required under this Section 2.02 shall be made, together with accrued and unpaid interest and all other amounts payable hereunder to the Bank in respect thereof, on the earlier of (i) the last day of the respective Interest Periods applicable to such Advances, or (ii) such earlier date or dates required by any such

Governmental Requirement or any such interpretation or administration thereof, provided the Company has been notified of such earlier date or dates.

  2.03 Termination and Reduction of Commitment. The Company may, upon at least five (5) Business Days' prior written notice given by the Company to the Bank, and upon payment of the Facility Fee accrued through the date of such termination or reduction, at any time wholly terminate or from time to time permanently reduce the unused portion of the Commitment; provided that any such partial reduction of the commitment must be in the amount of $1,000,000 or an integral multiple thereof.

  2.04 Facility and Origination Fees.

      (a) Facility Fee. The Company agrees to pay the Bank a Facility Fee, in Dollars, equal to the Facility Fee Rate multiplied by the daily average amount of the Commitment Limit, used and unused, as it may exist for the period from and including the Effective Date, to but not including the Termination Date (or such earlier date as the Bank's obligation to honor its Commitment shall have terminated pursuant to Sections 2.02. 2.03 or 7.08). The applicable Facility Fee Rate shall be determined as of, and the accrued Facility Fee shall be paid to the Bank on, (i) the last Business Day of each March, June, September and December, commencing with the first of such dates which follows the Effective Date, and (ii) the date of any early termination of the Commitment pursuant to Sections 2.02. 2.03 or 7.08.

      (b) Origination Fee. The Company agrees to pay the Bank a one-time origination fee, in Dollars, equal to .03% of the Commitment Limit, payable within fifteen (15) days of the Effective Date of this Agreement.

  2.05 Withholding Taxes. Subject to Sections 2.07 and 2.08, if at any time any applicable law, regulation or regulatory requirement or any governmental authority, monetary agency or central bank enacted after the Effective Date requires the Company to make any deduction or withholding in respect of Taxes from any payment due under this Agreement for the account of the Bank, the sum due from the Company in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Bank receives on the due date for such payment a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made, and the Company shall indemnify the Bank against any losses or costs incurred by the Bank by reason of any failure of the Company to make any such deduction or withholding or by reason of any increased payment not being made on the due date for such payment, except to the extent the same arise by reason of a transfer, sale, or assignment of the Note. The Company shall promptly deliver to the Bank any receipts, certificates or other proof evidencing the amounts (if any) paid or payable in respect of any deduction or withholding as aforesaid. If the Bank should, in connection with any payment made by the Company pursuant to this Section 2.05, receive any offsetting tax credit or obtain any similar tax benefit which may reasonably be applied to the benefit of the Company, the Bank will in a timely manner reimburse the Company an amount equal to the amount of such credit or benefit after deducting any expenses reasonably and properly attributable thereto. The Bank agrees to use its reasonable efforts to obtain any such tax credit or similar tax benefit. If any such tax credit or benefit, the amount of which has been reimbursed to the Company, is subsequently disallowed in whole or in part by the appropriate taxation authorities, the Company agrees to repay on demand to the Bank the amount of credit or benefit so reimbursed to the Company and subsequently disallowed.

  2.06 Increased Costs. Without duplication of any amounts otherwise payable under this Agreement the Company agrees to reimburse the Bank, within ten (10) days after receipt of written notice from the Bank, for any increase in its cost or decrease in its effective rate of return incurred after the Effective Date hereof (which shall include, but not be limited to, taxes (other than income or similar taxes), fees, charges and/or reserves) directly or indirectly resulting from the making of any Advances to the Company or maintaining of its Commitment, and arising as a result of:

      (a) any change after the Effective Date in any Governmental Requirement or the interpretation thereof by any governmental authority, court, bureau or agency charged with the administration or interpretation thereof (whether or not having the force of law); or

      (b) any capital or similar requirements imposed on the Bank or any corporation controlling the Bank against assets or liabilities (or against any class thereof or any required change in the amount thereof) of, or commitments or extensions of credit by, the Bank (including, without limitation, the Bank's obligation to make Advances hereunder);

except to the extent the same arise by reason of a transfer, sale or assignment of the Note. Such reimbursement shall be made to the Bank within ten (10) days after the receipt by the Company of notice from the Bank setting forth the nature and amount of such loss, decrease in its effective rate of return, or expense and an explanation as to how such amounts were calculated by the Bank, said notice to be conclusive and binding in the absence of manifest error. The Company will pay all amounts required pursuant to this Section 2.06 to the Bank in immediately available funds.

  2.07 Bank as Foreign Person. If the Bank is a foreign Person (i.e., a Person other than a United States Person for United States Federal income tax purposes), then Bank hereby agrees that:

      (i) it shall on or prior to the Effective Date deliver to the Company one original of the following:

         (A) if any Lending Office is located in the United States of America, accurate and complete signed copies of IRS Form 4224 or any successor thereto ("Form 4224") and IRS Form W-9 or any successor thereto
      ("Form W-9"); and/or

         (B) if any Lending Office is located outside the United States of America, accurate and complete signed copies of IRS Form 1001 or any successor thereto ("Form 1001") and IRS Form W-8 or any successor thereto ("Form W-8");

   in each case indicating that the Bank is on the date of delivery thereof entitled to receive payments of principal, interest and fees for the account of such Lending Office or Lending Offices under this Agreement free from withholding of United States Federal income tax;

      (ii) if at any time the Bank changes its Lending Office or Lending Offices or selects an additional Lending Office, it shall, at the same time, but only to the extent the forms previously delivered by it hereunder are no longer effective, deliver to the Company one original, in replacement for the forms previously delivered by it hereunder:

         (A) if such changed or additional Lending Office is located in the United States of America, accurate and complete signed originals of Form 4224 and Form W-9; or

         (B) otherwise, accurate and complete signed originals of Form 1001 and Form W-8;

   in each case indicating that the Bank is on the date of delivery thereof entitled to receive payments of principal, interest and fees for the account of such changed or additional Lending Office under this Agreement free from withholding of United States Federal income tax;

      (iii) it shall, upon the occurrence of any event (including the passing of time, but excluding any event mentioned in clause (ii) above) requiring a change in the most recent Form 4224, Form W-9, Form 1001 or Form W-8 previously delivered by such Bank, deliver to the Company one original accurate and complete signed copies of Form 4224, Form W-9, Form 1001 or Form W-8 in replacement for the forms previously delivered by the Bank;

      (iv) it shall, promptly upon the request of the Company, deliver to the Company such other forms or similar documentation as may be required from time to time by any applicable law, treaty, rule or regulation in order to establish the Bank's tax status for withholding purposes;

      (v) if the Company claims exemption from withholding tax under a United States tax treaty by providing a Form 1001 and the Bank sells or grants a participation of all or part of its rights under this Agreement, it shall notify the Company of the percentage amount in which it is no longer the beneficial owner under this Agreement. To the extent of this percentage amount, the Company shall treat the Bank's Form 1001 as no longer applicable for purposes of this
   Section 2.07. In the event the Bank is claiming exemption from United States withholding tax by filing Form 4224 with the Company, and sells or grants a participation in its rights under this Agreement, the Bank agrees to undertake sole responsibility for complying with the withholding tax requirements imposed by Sections 1441 and 1442 of the Code; and

      (vi) if the IRS or any authority of the United States of America or other jurisdiction asserts a claim that the Company did not properly withhold tax from amounts paid to or for the account of the Bank (because the appropriate form was not delivered, was not properly executed, or because the Bank failed to notify the Company of a change in circumstances which rendered the exemption from withholding tax ineffective), the Bank shall indemnify the Company fully for all amounts paid, directly or indirectly, by the Company, as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable by the Company under Sections 2.05 and 2.06 together with all costs, expenses and reasonable attorneys' fees (including the allocated cost of in-house counsel).

   Without limiting or restricting the Bank's right to increased amounts under Sections 2.05 and 2.06 from the Company upon satisfaction of such Bank's obligations under the provisions of this Section 2.07, if the Bank is a foreign Person and is entitled to a reduction in the applicable withholding tax, the Company may withhold from any interest to the Bank an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by clause (i) above are not delivered to the Company, then the Company may withhold from any interest payment to the Bank an amount equivalent to the applicable withholding tax. In addition, the Company may also withhold against periodic payments other than interest payments to the extent United States withholding tax is not eliminated by obtaining Form 4224 or Form 1001.

   2.08 Bank's Obligation for Taxes. Notwithstanding anything to the contrary contained herein, the Company shall not be required to pay any additional amounts in respect of United States Federal income tax pursuant to Sections 2.05 or 2.06 to the Bank for the account of any Lending Office of the Bank:

      (i) if the obligation to pay such additional amounts would not have arisen but for a failure by the Bank to comply with its obligations under Section
   2.07 in respect of such Lending Office;

      (ii) if the Bank shall have delivered to the Company a Form 4224 and a Form W-9 in respect of such Lending Office pursuant to Sections 2.07(i)(A), 2.07(ii)(A) or 2.07(iii) and the Bank shall not at any time be entitled to exemption from deduction or withholding of United States Federal income tax in respect of payments by the Company hereunder for the account of such Lending Office for any reason other than a change in United States law or regulations or in the official interpretation of such law or regulations by any governmental authority charged with the interpretation or administration thereof (whether or not having the force of law) after the date of delivery of such Form 4224 and Form W-9; or

      (iii) if the Bank shall have delivered to the Company a Form 1001 and a Form W-8 in respect of such Lending Office pursuant to Sections 2.07(i)(B), 2.07(ii)(B), or 2.07(iii) and the Bank shall not at any time be entitled to exemption from deduction or withholding of United States Federal income tax in respect of payments by the Company hereunder for the account of such Lending Office for any reason other than a change in United States law or regulations or any applicable tax treaty or regulations or in the official interpretation of any such law, treaty or regulations by any governmental authority charged with the interpretation or administration thereof (whether or not having the force of law) after the date of delivery of such Form 1001 and Form W-8.

   Any and all present or future Taxes and related liabilities (including penalties, interest, additions to tax and expenses) which are not required to be paid by the Company pursuant to Sections 2.05 and 2.06 shall be paid by the Bank and Bank agrees to indemnify and hold the Company harmless from the same.

   2.09 Change of Lending Office. Bank agrees that upon the occurrence of any event giving rise to the payment of taxes or withholding pursuant to Sections
2.05 or 2.06, it will if so requested by the Company, use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Lending Office for any Advances affected by such event with the object of avoiding the consequence of the event giving rise to the payment of taxes or withholding pursuant to such Sections; provided, however, that such designation would not, in the judgment of Bank, be otherwise disadvantageous to Bank. Nothing in this Section 2.09 shall affect or postpone any of the obligations of the Company or the right of the Bank provided in Sections 2.05 or 2.06.

              ARTICLE III. REVOLVING CREDIT LOANS TO THE COMPANY

   3.01 Advances to the Company. Subject to the terms and conditions of this Agreement, the Company may from time to time borrow under this Section 3.01, pay pursuant to this Section 3.01, and reborrow under this Section 3.01. Each Advance made to the Company and payment thereof shall be in Dollars in an aggregate principal amount of not less than $1,000,000. All Advances to the Company shall be subject to the provisions of Section 3.01(a) through 3.01(g).

      (a) Manner of Borrowing. The Company shall give the Bank, not later than 10:00 A.M. (Houston time) (i) three (3) Business Days prior to the drawdown date in the case of a Eurodollar Advance; and (ii) on the drawdown date in the case of a Reference Rate Advance, irrevocable notice (effective upon receipt), substantially in the form of Exhibit C attached hereto, of each requested Advance to be made to the Company specifying (A) the amount of the requested Advance,

   (B) the drawdown date of the requested Advance (which shall be a Business
   Day), (C) whether the Advance is to be comprised of Eurodollar Advances or Reference Rate Advances, and (D) the term of the Interest Period for such Advance, provided that if the Company fails to specify the duration of such term, the Interest Period for such Advance shall be three (3) months. If such Advance will be a Eurodollar Advance, the Bank shall notify the Company of the Eurodollar Rate by no later than 1l:OO A.M. (Houston time) one (1) Business Day prior to the drawdown date specified for such Advance. If such Advance will be a Reference Rate Advance, the Bank shall notify the Company of the Reference Rate by no later than 11:30 A.M. (Houston time) on the drawdown date specified for such Advance.

      (b) Manner of Making Funds Available. The Bank, not later than 12:00 Noon Houston time, on the drawdown date specified for such Advance, shall make the Advance available to the Company by transferring in immediately available funds the amount of such Advance to The Northern Trust Company, 50 South LaSalle Street, Chicago, Illinois, U.S.A., 60675 for credit to the Company's account #93343 or to such other bank and/or account as the Company shall designate to the Bank in writing.

      (c) Payment of Principal. The Company hereby promises to pay to the Bank the principal of each Advance made to the Company on the last day of the Interest Period applicable to such Advance. The Company shall have the right, at any time and from time to time, to prepay, in whole or in part, any Advance by giving Bank not less than (i) three (3) Business Days prior written notice in the case of a prepayment of a Eurodollar Advance; and (ii) one (1) Business Day prior written notice in the case of a Reference Rate Advance; together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that each partial prepayment of principal shall be in an integral multiple of $1,000,000 and further provided that the Company shall be required to pay reasonable costs and losses incurred by the Bank as a result of the Company prepaying any Eurodollar Advance, pursuant to Section 3.03.

      (d) Payment of Interest. The Company hereby promises to pay to the Bank accrued but unpaid interest on the principal amount of each Advance made to the Company, from the date of such Advance until the principal amount of such Advance shall be paid in full (i) at the Eurodollar Rate for Eurodollar Advances; and (ii) at the Reference Rate for Reference Rate Advances; payable on the last day of the Interest Period applicable to such Advance and, if such Interest Period is longer than six months, also on each six-month anniversary of the making of such Advance; provided. however, that any amount of such principal and, to the extent permitted by law, any interest thereon which is not paid when due (whether at stated maturity, by acceleration or otherwise) shall bear interest from the date on which such amount is due until such amount is paid in full, payable on demand, at the Default Rate.

      (e) Currency of Payment. All payments of principal and interest on Advances shall be made in Dollars.

      (f) Note. The Advances made by the Bank to the Company shall be evidenced by the Note substantially in the form attached hereto as Exhibit A with appropriate insertions, payable to the order of the Bank, dated the Effective Date, maturing on the Termination Date and bearing interest from the Effective Date on the unpaid principal amount thereof from time to time outstanding at the rates provided for in this Agreement. The Bank shall record and endorse on the Note all transactions in the space provided thereon, which recordation and endorsement, absent manifest error, shall be prima facie evidence of Advances made to the Company and payments thereon; provided, however, that the failure by the Bank to make such recordation and endorsement shall not limit or otherwise affect the obligations of the Company hereunder or under the Note and payments of principal and interest on the Note by the Company shall not be affected by the failure to make any such recordation and endorsement thereof on the Note. Although the Note shall be dated the Effective Date, interest in respect thereof shall be payable only for the periods during which the Advances evidenced thereby are outstanding and then only with respect to such Advances.

      (g) Available London Interbank Rate. Anything herein to the contrary notwithstanding, if, with respect to any proposed Eurodollar Advance to the Company, the Bank determines (i) that for any reason whatsoever the rates for the offering of Dollars for deposit in the London interbank market in immediately available funds in an amount and for a period comparable to the scheduled maturity of such Eurodollar Advance are not being offered to the Bank in the London interbank market or (ii) that the rates offered for purposes of computing the rate of interest on the requested Eurodollar Advance do not accurately reflect the cost to the Bank of making such Eurodollar Advance, then the Bank shall notify an officer of the Company immediately by telephone (which shall be promptly confirmed by written notice in accordance with Section 8.03) and so long as such failure to offer such rates continue and/or such rates fail to accurately reflect costs to the Bank as aforesaid, the Bank shall be under no obligation to make such Eurodollar Advance under this Agreement; provided, however, that the Company shall have the option to elect to have such Advance changed to a Reference Rate Advance by giving the Bank notice at any time prior to 11:00 a.m. (Houston time) on the date of the proposed Advance.

   3.02 Disposition of Funds and Amount Payable in the Event of Refinancing. If the Bank makes a new Advance to the Company hereunder on a day on which the Company is to pay all or any part of an outstanding Advance made to the Company, the Bank shall apply the proceeds of such new Advance to make such payment and
(i) only an amount equal to the excess, if any, of the amount being borrowed by the Company over the amount applied by the Bank to make such payment shall be made available by the Bank to the Company as provided in Section 3.01(b) and
(ii) only an amount equal to the excess, if any, of the amount payable by the Company to the Bank on such day over the amount applied by the Bank to make such payment shall be payable by the Company to the Bank on such day.

   3.03 Funding Losses. The Company shall pay to the Bank upon written request (which request shall set forth in reasonable detail the basis for such request), such amount or amounts as shall be sufficient (in the reasonable opinion of the Bank) to reasonably compensate the Bank for any loss or expense (other than the loss of margin) incurred by the Bank as a result of (i) any prepayment by the Company of any Eurodollar Advance made to the Company on a date other than the last day of the Interest Period applicable thereto (but specifically excluding
Section 2.02), or (ii) any failure by the Company to borrow an Advance on the date scheduled for such borrowing pursuant to Section 3.01, except Section 3.01(g), whether because of any Event of Default by the Company or otherwise.

   3.04 Conditions to the Initial Borrowing. The obligation of the Bank to make its initial Advance to the Company is subject to the conditions precedent that the Bank shall have received:

      (a) Note. In the case of the initial Advance to the Company, the Note drawn to the order of the Bank complying with the provisions of Section 3.01 hereof.

      (b) Authorized Signatories of the Company. A certificate of the Secretary or an Assistant Secretary of the Company which shall certify the names of the officers of the Company authorized to sign this Agreement, the Note, and any other document related to this Agreement, together with the true specimen signatures of such officers. The Bank may conclusively rely upon such certificate unless it received evidence to the contrary.

      (c) Evidence of Corporate Action of the Company. Certified copies of all corporate action taken by the Company to authorize this Agreement, the Note, and the borrowings by the Company hereunder, and such other papers as the Bank shall reasonably require.

      (d) Opinion of Company Counsel. An opinion of the General Counsel or Deputy General Counsel of the Company in substantially the form set forth in Exhibit D hereto.

      (e) Certificate of the Company. A certificate dated the date of such Advance to the Company and signed by an authorized executive or financial officer of the Company stating that the representations and warranties of the Company contained in Article IV are true and correct as of the date thereof, and that no Event of Default, or event which with the giving of notice or lapse of time or both would constitute an Event of Default, has occurred and is continuing.

   3.05 Conditions To All Advances. The obligation of the Bank to make each Advance to the Company is subject to the conditions precedent that on the date of such Advance:

      (a) Notice. The Bank shall have received the applicable notice required by
   Section 3.01.

      (b) Compliance with Agreement. The Company shall have complied and shall then be in compliance with all the terms, covenants and conditions of this Agreement which are binding upon it.

      (c) No Default. There shall exist or result from such Advance no Event of Default as defined in Article VII and no event which, with the giving of notice or the lapse of time, or both, would constitute such an Event of Default.

      (d) Accuracy of Representations and Warranties. The representations and warranties of the Company contained in Article IV shall be true with the same effect as though such representations and warranties had been made at the time of such Advance. In the case of each Advance to the Company hereunder, each notice or request by the Company to the Bank to make each borrowing shall be deemed to be a representation and warranty to the foregoing effects.

           ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

  4.01 Existence and Rights. The Company (i) is duly organized, validly existing, and in good standing under the laws of the State of Delaware, (ii) has all necessary corporate power to own its properties and to carry on its businesses as now conducted, and (iii) is duly qualified and in good standing (to the extent such concepts are applicable) in each United States jurisdiction which requires qualification and in which the character of the properties owned by it or the conduct of its business therein makes such qualification necessary, except where the failure to so qualify would not have a material adverse effect on the Company and its Subsidiaries on a consolidated basis. The Company has all necessary corporate power and authority to make and carry out this Agreement and to issue and deliver and perform the Note as herein provided.

  4.02 Agreement and Note. The execution, delivery and performance of this Agreement and the Note by the Company have been duly authorized by all necessary corporate action and do not require the consent or approval of any governmental body or other regulatory authority, are not in contravention of or in conflict with any law or regulation applicable to the Company or any term or provision of the charter or bylaws of the Company, and this Agreement is, and the Note when delivered for value received, will be, the valid and legally binding obligations of the Company, enforceable in accordance with their terms, except as such enforceability may be (i) limited by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws from time to time in effect and judicial decisions relating to or affecting the enforceability of creditors' rights and debtor's obligations generally, and (ii) subject to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

  4.03 No Conflict. The execution, delivery and performance of this Agreement and the Note are not in contravention of or in conflict with any material agreement, indenture, undertaking or Governmental Requirement to which the Company or any of its Subsidiaries is a party or by which any of them or any of their property is subject, and do not cause any Mortgage to be created or imposed upon any such property, except pursuant to the terms of this Agreement.

  4.04 Litigation. There are no proceedings pending or, so far as the officers of the Company know, threatened before any court, administrative agency or arbitration panel which, in the opinion of the officers of the Company, are expected to materially adversely affect the financial condition or operations of the Company and its Subsidiaries on a consolidated basis. Neither the Company nor any of its Subsidiaries is in material default with respect to any order, writ, injunction or decree of any court or other governmental or regulatory authority which, in the opinion of the officers of the Company, is expected to materially adversely affect the financial condition or operations of the Company and its Subsidiaries on a consolidated basis.

  4.05 Financial Condition. The consolidated balance sheet of the Company and its Subsidiaries as of September 30, 1993 and the related consolidated statement of income for the fiscal year then ended, covered by the opinion of Deloitte & Touche and heretofore delivered to the Bank, present fairly the financial position of the Company and its consolidated Subsidiaries as of such date and the results of their operations for the period then ended and have been prepared in accordance with GAAP. There were no material liabilities, direct or indirect, fixed or contingent, of the Company or any of its consolidated Subsidiaries as of the date of such balance sheet which are not reflected therein or in the notes thereto. Other than as has been previously disclosed to the Bank in writing through the date hereof (including through the delivery of filings made with the U.S. Securities and Exchange Commission), there has been since September 30, 1993 no material adverse change in the financial condition and operations of the Company and its Subsidiaries on a consolidated basis.

  4.06 Title to Assets. The Company and its Subsidiaries have sufficient title to their respective assets to enable them to conduct their business, and such assets are subject to no Mortgage not permitted by Section 6.01, except where the failure to have such title would not have a material adverse effect on the Company and its Subsidiaries on a consolidated basis.

  4.07 Trademarks, Patents. The Company and each of its Subsidiaries as of the date hereof possess all necessary trademarks, copyrights, patents, patent rights and licenses to conduct their respective businesses as now operated, without any known material infringement of valid trademarks, trade names, copyrights, patents or license rights of others, except to the extent that the failure of the foregoing would not have a material adverse effect on the Company and its Subsidiaries on a consolidated basis.

  4.08 Margin Securities. The Company is not incurring the indebtedness evidenced by the Note hereunder for the purpose, directly or indirectly, of purchasing or carrying any "margin stock" as that term is defined in Regulations U and X of the Board of Governors of the Federal Reserve System, as amended from time to time. Neither the Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock.

  4.09 ERISA. Neither the Company nor any member of the control group has incurred any material accumulated funding deficiency within the meaning of
Section 412 of the Internal Revenue Code of 1986, as from time to time amended, or has incurred any material liability to the PBGC under Title IV of ERISA in connection with any Plan or other class of benefit which PBGC has elected to insure, and no Reportable Event that is materially adverse to the Company and its Subsidiaries taken in the aggregate has occurred with respect to any Plan.

  4.10 Investment Company Act. The Company is not an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

  4.11 Labor Matters. There are no strikes or other labor disputes pending, or to the knowledge of Company threatened, against the Company or any of its Subsidiaries which have any reasonable likelihood of having a material adverse effect on the Company and its Subsidiaries on a consolidated basis.

  4.12 Environmental Laws. Except as may have been previously disclosed to the Bank or may be disclosed in any information furnished by the Company to the Bank pursuant to Section 5.05, the Company and its Subsidiaries are in compliance with all environmental, health, and safety laws having applicability to the Company and its Subsidiaries, and their respective operations and properties, except to the extent that such non-compliance would not, in the aggregate, have a material adverse effect on the Company and its Subsidiaries on a consolidated basis.

  4.13 Other Bank Agreements. Substantially concurrently with the execution of this Agreement by the Company and the Bank, the Company is executing with each of the Other Banks a substantively identical (other than with respect to the amount of the Commitment) form of this Agreement (collectively, the "Other Bank Agreements," and individually an "Other Bank Agreement").

                       ARTICLE V. AFFIRMATIVE COVENANTS

  Unless the Bank shall otherwise consent in writing, it is agreed that, so long as any credit hereunder shall be available and until payment in full of the
Note:

  5.01 Corporate Rights and Franchises. The Company will, and will cause each of its Subsidiaries to, except as may be otherwise permitted by the provisions of Sections 6.02 and 6.03, (i) maintain and preserve its corporate or partnership existence and all rights, franchises and other authority necessary for the conduct of its business unless, in the judgment of management of the Company, the preservation thereof is no longer desirable to the conduct of the business of the Company and its Subsidiaries taken as a whole and the loss thereof is not disadvantageous in any material respect to the Bank; and (ii) maintain its properties, equipment and facilities in good working order and repair and conduct its business in an orderly manner without voluntary interruption unless, in the judgment of management of the Company, such activities are no longer desirable to the conduct of the Company's business and the discontinuance thereof is not disadvantageous in any material respect to the Bank.

  5.02 Insurance. The Company will, and will cause each of its Subsidiaries to, maintain with responsible insurance carriers liability, property damage and worker's compensation insurance coverage in such amounts and with such deductibles and retentions as the management of the Company considers reasonable.

  5.03 Taxes and other Liabilities. The Company will, and will cause each of its Subsidiaries to, pay and discharge, before the same become delinquent and before penalties accrue thereon, all taxes, assessments and governmental charges upon or against it or any of its properties, and all its other liabilities at any time existing which, if unpaid, might by law become a Mortgage on a material portion of its property, except to the extent that and so long as:

      (a) the same are being contested in good faith and by appropriate proceedings in such manner as not to cause any materially adverse effect upon the financial condition of the Company and its Subsidiaries taken as a whole or the loss of any material right of redemption from any sale thereunder; and

      (b) it shall have set aside on its books reserves (segregated in accordance with GAAP) deemed by it adequate with respect thereto.

  5.04 Records. The Company will maintain, and cause each of its Subsidiaries to maintain, a system of accounting in accordance with GAAP and permit representatives of the Bank to have reasonable access to and to examine the properties and publicly available information of the Company and its Subsidiaries at all reasonable times, provided that the Bank shall keep confidential any proprietary information of the Company or any Subsidiary identified in writing by such entity or entities as being proprietary and confidential; provided, however, that the Bank may disclose any such information
(i) to enable it to comply with the requirements of governmental bodies or legal process, if the Company, after written notice to it (except in cases where notice would be prohibited by law or by court order), has failed to obtain a protective or similar order to prevent such disclosure or to preserve the confidentiality of such information prior to the time that the Bank is advised by its legal counsel that immediate disclosure is necessary to avoid liability for failure to disclose, (ii) in connection with the defense of any litigation or other proceeding brought against it arising out of the transactions contemplated by this Agreement and related documents when such disclosure is necessary for such defense, (iii) in connection with the enforcement of the rights and remedies of the Bank under this Agreement when such disclosure is necessary for such enforcement, (iv) to its auditors, legal advisors and bank examiners (provided they agree to be bound by the provisions of this Section), (v) to its subsidiaries and affiliates (provided they agree to be bound by the provisions of this Section), and (vi) to assignees and participants, including prospective assignees and participants, eligible as such under Section 8.10 hereof (provided they agree to be bound by the provisions of this Section).

  5.05 Reports by the Company. The Company will furnish the Bank:

      (a) As soon as available, and in any event within forty-five (45) days after the close of each of the first three quarters of each fiscal year of the Company, commencing with the quarter next ending following the Effective Date, a copy of its Quarterly Report on Form 10-Q for such quarter as filed with the U.S. Securities and Exchange Commission.

      (b) As soon as available, and in any event within one hundred twenty
   (120) days after the close of each fiscal year of the Company ending following the Effective Date (i) a balance sheet of the Company and its consolidated Subsidiaries as of the end of such fiscal year and the related income statement and statement of changes in cash flows of the Company and its consolidated Subsidiaries for the fiscal year then ended, in reasonable detail in accordance with GAAP and stating, when appropriate, in comparative form the corresponding figures for the previous fiscal year, together with a signed opinion of Deloitte & Touche (or other independent certified public accountants reasonably satisfactory to the Bank) based on an audit using generally accepted auditing standards, certifying that such financial statements present fairly the financial position of the Company and its consolidated Subsidiaries as of the end of such fiscal year and the results of their consolidated operations for the fiscal year then ended, which opinion shall not contain any material qualification or exception not reasonably satisfactory to the Bank, and (ii) a certificate of such accountants stating that in the course of their examination they became aware of nothing of an accounting nature which would indicate the occurrence of an Event of Default under this Agreement or the occurrence of any event which, upon the lapse of time or the giving of notice, or both, would constitute an Event of Default hereunder, or, if such is not the case, stating the facts with respect thereto.

      (c) As soon as possible, and in any event within forty-five (45) days after the close of each of the first three quarters of each fiscal year of the Company, and ninety (90) days after the close of each fiscal year of the Company, commencing with the quarter next ending following the Effective Date, a certificate of the Chief Financial Officer, Vice President-Finance, Treasurer or Assistant Treasurer of the Company, any one acting alone, stating that the Company has performed and observed each and every covenant contained in this Agreement to be performed by it and that no event has occurred and no condition then exists which constitutes an Event of Default hereunder or would constitute such an Event of Default upon the lapse of time or upon the giving of notice or both, or, if any such event has occurred or any such condition exists, specifying the nature thereof and the action which the Company proposes to take with respect thereto.

      (d) Such other publicly available information of the Company as the Bank may from time to time reasonably request, within a reasonable period of time following such request.

      (e) Within ten (10) Business Days after the same are known, written notice of the following:

         (1) Each Event of Default or event which, with the giving of notice or lapse of time or both, would constitute an Event of Default under the terms of this Agreement.

         (2) Any other matter which has resulted or might result in a materially adverse change in the financial condition or operations of the Company and its Subsidiaries taken in the aggregate, including, without limitation, copies of any detailed report or "management letter" submitted by independent certified public accountants relating thereto.

         (3) All events of default under any notes, debentures, other evidences of indebtedness or preferred stock, or under any indenture, mortgage, deed of trust or other agreement relating to any evidence of indebtedness including, without limitation, any Other Bank Agreement, for which the Company or any Subsidiary is liable, including the occurrence of any event which upon the lapse of time or giving of notice or both would constitute such a default, if such events or the exercise of any remedies arising therefrom would have a material adverse effect upon the financial condition or operations of the Company and its Subsidiaries taken as a whole.

         (4) The occurrence of any Reportable Event with respect to any Plan, together with the statement of the Chief Financial Officer, Vice President-Finance, Treasurer, or Assistant Treasurer of the Company setting forth the details as to such Reportable Event and the action which the Company proposes to take, if any, with respect thereto.

         (5) Any material modification or amendment to or termination of any of the Other Bank Agreements.

         (6) If at any time the value of all "margin stock" (as defined in Regulation U of the Board of Governors of the Federal Reserve System, as amended from time to time) owned by the Company and its subsidiaries exceeds 25% of the value of the assets of the Company and its subsidiaries, on a consolidated basis, as reasonably determined by the Company.

                        ARTICLE VI. NEGATIVE COVENANTS

  Unless the Bank otherwise consents in writing, the company agrees that so long as any credit hereunder shall be available and until payment in full of the Note, the Company will not do or permit any of its Subsidiaries to do any of the following:

  6.01 Liens and Encumbrances. Create, incur, assume or permit to exist any mortgage affecting the assets of the Company or any Subsidiary except the following (herein being collectively called "permitted encumbrance"):

      (a) Encumbrances simultaneously created in favor of the Bank and the other Banks, on a pari passu basis, to secure the indebtedness (up to a maximum aggregate of $300,000,000) under this Agreement and the Other Bank Agreements;

      (b) Encumbrances existing as of the date hereof, and any and all extensions, renewals or refinancings of any of the foregoing (provided that such extensions, renewals or refinancings do not increase the outstanding aggregate principal amount of indebtedness secured by such Encumbrances);

      (c) Encumbrances upon any materials, supplies, tools, articles or other things acquired or manufactured in connection with the performance of contracts with the United States of America or any department or agency thereof to secure partial progress or other payments or performance under such contracts;

      (d) Encumbrances against assets which (1) existed when such assets were acquired by the Company or such Subsidiary or (2) owned by an entity which, subsequent to the date hereof, becomes a Subsidiary, and such Encumbrance is in existence at the time such entity becomes a Subsidiary (and which, in the case of each of (1) and (2), (A) do not attach to assets other than those encumbered at the time of such acquisition or transaction resulting in such entity becoming a Subsidiary, and (B) were not created in contemplation of such acquisition or transaction resulting in such entity becoming a Subsidiary);

      (e) Mechanic's, workmen's, materialmen's, landlord's, carrier's, repairmen's, construction and other similar Encumbrances arising in the ordinary course of business in respect of obligations not delinquent or which are being contested in good faith;

      (f) Encumbrances in connection with worker's compensation, unemployment insurance or other social security obligations;

      (g) Encumbrances securing bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety, appeal and customs bonds and other obligations of like nature, and other Encumbrances arising by operation of law in respect of the providing of goods or services, arising in the ordinary course of business;

      (h) Encumbrances on any property hereafter acquired by the Company or such Subsidiary which are created contemporaneously with such acquisition to secure or provide for the payment or financing of any part of the purchase price thereof, provided:

         (1) The obligation thereby secured consists primarily of the unpaid balance of the purchase price of the property (including improvements existing or to be constructed) being acquired by the Company or such Subsidiary;

         (2) The unpaid purchase price so secured does not exceed 90% of the total purchase price of the property being acquired; and

         (3) Any such encumbrance does not extend to, or otherwise affect or apply to, property other than that being so acquired;

      (i) Encumbrances on any property of a Subsidiary in favor of the Company or any other Subsidiary which is wholly-owned (except for directors' or other qualifying shares);

      (j) Encumbrances for taxes, assessments or other governmental charges or levies (i) which are not yet due, or (ii) which are due so long as the Company or such Subsidiary is contesting the validity thereof in good faith and by appropriate proceedings so as not to cause any materially adverse effect upon the financial condition of the Company and its Subsidiaries taken as a whole and has set aside on its books reserves (segregated in accordance with GAAP) deemed by it adequate with respect thereto;

      (k) Any right of set-off granted to any lending institution in connection with that lending institution providing cash management services and/or other financing to the Company and any of its Subsidiaries; and

      (l) Any other Encumbrances; provided, however, that the aggregate claims secured by such other Encumbrances (excluding those Encumbrances otherwise permitted pursuant to this Section 6.01) shall not exceed 10% of Stockholder's Equity.

  6.02 Sales of Assets or Business. Other than sales or dispositions by a Subsidiary to the Company or another Subsidiary or by the Company to a Subsidiary, or sales in the ordinary course of business, the Company shall not sell, lease or otherwise dispose of its assets, business or stock or other investment in any Subsidiary having a value, in each case, in excess of $20,000,000 unless the Board of Directors of the Company determines that the sale, lease or other disposition thereof (a) is in the best interest of the Company and its Subsidiaries taken as a whole, and (b) will not significantly adversely affect the Company's ability to meet its financial obligations as they become due.

  6.03 Liquidation, Dissolution, Consolidation or Merger. Liquidate, dissolve or enter into any consolidation or merger unless:

      (a) In the case of a consolidation or merger (1) involving the Company, the Company will be the surviving corporation, and (2) involving a Subsidiary, (i) a Subsidiary will be the surviving entity, or (ii) the fair market value of the Company's investment in such Subsidiary is less than $20,000,000, or (iii) the fair market value of the Company's investment in such Subsidiary is $20,000,000 or greater and the Board of Directors of the Company determines that the preservation thereof is no longer desirable to the business of the Company and its Subsidiaries taken as a whole and that the absence thereof will not significantly adversely affect the Company's ability to meet its financial obligations as they become due; and

      (b) After giving effect to any such merger or consolidation, there will exist neither an Event of Default under this Agreement nor any event which, upon the giving of notice of lapse of time or both would constitute such an Event of Default.

  6.04 Minimum Consolidated Net Worth. The Company will not permit its consolidated net worth to be less than $1 billion at any time.

                  ARTICLE VII. EVENTS OF DEFAULT AND REMEDIES

  The occurrence of any one or more of the following events described in Sections 7.01 through 7.07 shall be deemed an Event of Default under this Agreement (an "Event of Default"):

  7.01 Failure to Pay Note; Breach of Certain Covenants. Failure to make any payment of principal or interest on the Note, or any payment of any Facility Fee or any other amount due under this Agreement, when due and payable as required under this Agreement, whether at the end of the applicable interest period, at maturity, or otherwise, and such failure shall have continued unremedied for a period of three (3) days after written notice by Bank to the Company, or the failure to observe or perform any term, covenant or agreement of the Company contained in Sections 5.05(e)(1). 6.02. or 6.03; or

  7.02 Breach of Remaining Covenants. The failure to observe or perform any term, covenant or agreement of the Company contained in this Agreement (other than those described in Section 7.01), and such failure shall have continued unremedied for a period of thirty (30) days after written notice by the Bank to the Company or beyond a reasonable period of time thereafter, if such Event of Default is not reasonably capable of being cured within such thirty (30) day period and the Company is diligently pursuing the cure thereof; or

  7.03 Breach of Warranty. Any representation or warranty made by the Company herein, or any statement or representation made in any certificate, report or opinion delivered pursuant hereto, shall prove to have been incorrect in any material respect when made; or

  7.04 Other Obligations. The Company or any Subsidiary shall default (as principal, guarantor or surety):

      (a) in the payment of any principal of or premium, if any, or interest on any indebtedness (other than its indebtedness hereunder and indebtedness between the Company and any Subsidiary or between Subsidiaries) beyond the applicable grace period, if any, (i) for borrowed money in an amount in excess of an aggregate of $20,000,000 and/or (ii) representing the deferred purchase price of property with an outstanding deferred aggregate liability in excess of $20,000,000; or

      (b) with respect to the performance or observance of any term of any instrument pursuant to which any indebtedness described in Section 7.04(a) was created or any mortgage, indenture or other agreement relating thereto if the effect of such default (after giving effect to any applicable grace period) is to cause or permit such indebtedness exceeding an aggregate of $20,000,000 to become due and payable prior to its stated maturity; or

   7.05 Insolvency; Receiver.

      (a) if the Company makes an assignment for the benefit of creditors, files a petition in bankruptcy, is adjudicated or held to be insolvent or bankrupt, petitions or applies to any tribunal for any receiver or any trustee for the Company or any substantial part of the Company's property, commences any proceeding relating to the Company under any reorganization, arrangement, readjustment of debt or similar law or statute of any jurisdiction, whether now or hereafter in effect, or if there is commenced against the Company any such proceeding which remains undismissed, unstayed (or, if stayed, such stay shall have been set aside) or unvacated for a period of 60 days, or the Company by any act indicates its consent to, approval of or acquiescence in any such proceeding or the appointment of any receiver or of any trustee for the Company or any substantial part of the Company's property, or suffers any such receivership or trusteeship to continue undischarged, unstayed (or, if stayed, such stay shall have been set aside) or unvacated for a period of 60 days; or

      (b) if any of the foregoing events described in this Section 7.05(a) occurs with respect to a Subsidiary instead of the Company and such event will have a material adverse effect on the ability of the Company to meet its financial obligations as they become due; or

   7.06 Judgments; Attachments.

      (a) The Company or any Subsidiary shall suffer the entry against it of a final judgment or decree for any amount in excess of $20,000,000 (not adequately covered by insurance or reserves as determined by the Bank in its reasonable discretion) unless, within 30 days after the entry thereof, the same is satisfied or discharged or an appeal or appropriate proceeding for review thereof is taken and a stay of execution pending such appeal is obtained; or

      (b) The Company or any Subsidiary shall suffer one or more writs or warrants of attachment to be issued by any court against any of its property exceeding in the aggregate $20,000,000 in value, and such writs or warrants of attachment are not satisfied, stayed or released within thirty (30) days after the entry or levy thereof or after any stay is vacated or set aside; or

   7.07 ERISA. Any Reportable Event which the Bank shall determine in good faith constitutes grounds for the termination of any Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer any Plan shall have occurred and be continuing for 30 days after written notice shall have been given by the Bank to the Company; or any Plan shall be terminated without another Plan being available to replace or substitute for the terminated Plan; or a trustee shall be appointed by an appropriate United States District Court to administer any Plan; or the PBGC shall institute proceedings to terminate any Plan or to appoint a trustee to administer any Plan; and in any situation described above the aggregate amount of the excess of the current value of the Plan's benefits guaranteed under Title IV of ERISA over the current value of the Plan's assets allocable to such benefits under Section 4044 of ERISA shall exceed $20,000,000.

   7.08 Remedies. If any one or more of the Events of Default described in Sections 7.01 through 7.07 above shall occur and be continuing, then the Bank, by notice to the Company, may take either or both of the following actions: (i) declare the obligation of the Bank to make Advances to the Company hereunder to be terminated whereupon the same shall forthwith terminate, and/or (ii) declare the entire unpaid principal amount of the Note, all interest accrued and unpaid thereon, all accrued Facility Fees and all other amounts due and payable by the Company under this Agreement to be forthwith due and payable, whereupon the Note, all such accrued and unpaid interest, accrued Facility Fees and all such other amounts due and payable by the Company shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Company; provided, however, that if an Event of Default described in Section 7.05(a) shall occur, then the actions described in this Section 7.08(i) and (ii) shall occur automatically, without any notice to the Company or declaration by the Bank.

                          ARTICLE VIII. MISCELLANEOUS

  8.01 Survival of Warranties. All agreements, representations and warranties made herein or made in writing in connection herewith shall survive the execution and delivery of this Agreement, the making of the Advances hereunder and the execution and delivery of the Note.

  8.02 Failure or Indulgence Not Waiver. No failure or delay on the part of the Bank, or any holder of the Note in the exercise of any power, right or privilege hereunder or under the Note shall operate as a waiver thereof, and no single or partial exercise of any such power, right or privilege shall preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing under this Agreement and the Note are cumulative to, and not exclusive of, any rights or remedies otherwise available.

  8.03 Notices. Any notice herein required or permitted to be given shall be in writing, and may be sent by telex, facsimile, personal delivery or mail and, in each case, shall be deemed to have been given when received by the party to which such notice was addressed. Notices shall be sent to the addresses which are set out in the signature pages hereof (until notice of change thereof is served in the manner provided in this Section 8.03).

  8.04 Applicable Law. This Agreement, the Note, all documents provided for herein and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of Texas, United States of America. The foregoing provision is not intended to limit the rate of interest payable with respect to the Bank to the maximum rate permitted by the laws of the State of Texas, United States of America if a higher rate is permitted with respect to the Bank by supervening provisions of United States federal law.

  8.05 Interest Limitation. It is the intention of the Company and the Bank to conform strictly to the usury laws as set forth in Section 8.04 hereof. Accordingly, if the transactions contemplated hereby would be usurious under such laws or any other applicable laws, then, in that event, notwithstanding anything to the contrary in the Note, or this Agreement, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest that is contracted for, taken, reserved, charged or received under the Note, or this Agreement, or otherwise in connection with any Advance, shall under no circumstances exceed the maximum amount allowed by such laws, and any excess shall be credited by the Bank on the principal amount of such Advance (or, if the principal amount of such Advance shall have been paid in full, refunded to the Company); and (ii) in the event that the maturity of any Advance is accelerated or in the event of any required or permitted prepayment, then such consideration that constitutes interest may never include more than the maximum amount allowed by such laws, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by the Bank on the principal amount of such Advance (or, if the principal amount of such Advance shall have been paid in full, refunded by the Bank to the Company).

  8.06 Assignability. Subject to Section 8.10 hereof, this Agreement shall be binding upon and inure to the benefit of the Company and the Bank and their respective successors and permitted assigns, except that the Company may not assign or transfer its rights hereunder without the prior written consent of the Bank, which will not be unreasonably withheld.

  8.07 Computation of Interest Rates and Fees; Time of Payment. All computations of interest and fees shall be made on the basis of a year of 360 days for the actual number of days elapsed (including the first day but excluding the last day) (which results in greater interest than if a year of 365 days is used). The Company shall make each payment of principal of, and interest on, the Advances made to it and of the fees due hereunder by it not later than 11:00 a m. (in the time of the city in which the Bank has its principal office) on the date when due.

  8.08 Expenses; Indemnity by the Company. The Company agrees to pay and hold the Bank harmless against liability for the payment of all reasonable attorneys' fees (including, without limitation, the allocated costs of in-house counsel) and court costs incurred by the Bank arising in connection with the enforcement against the Company of this Agreement, the Note, and the other instruments and documents to be delivered by the Company hereunder.

  8.09 Modifications and Amendments. This Agreement and the Note may only be modified or amended by a written agreement duly executed by the Company and the Bank.

  8.10 Restriction on Transfers.

     (a) The Bank may, without the consent of the Company, sell participations to one or more Banks or other entities (including, without limitation, the Other Banks) in all or a portion of its rights and obligations under this Agreement (including, without limitation, the Bank's commitment), the advances then owing to the Bank and the Note; provided, however, that (1) such sales are made in compliance with all applicable United States federal and state securities laws, (2) the Bank's obligations under this Agreement shall remain unchanged, (3) the Bank shall remain solely responsible and liable to the Company for the performance of such obligations, (4) the participating Banks or other entities shall be entitled to the cost protection provisions contained in Sections 2.05. 2.06. and 3.03 hereof, but only to the extent that such protection would have been available to the Bank, calculated as if no such participation had been sold, (5) the Company shall continue to deal solely and directly with the Bank in connection with the Bank's rights and obligations under this Agreement, and (6) the Bank shall retain the sole right and responsibility to enforce the obligations of the Company relating to this Agreement, the Advances and the Note, including, without limitation, the right to approve any Amendment, Modification or Waiver of any provision hereof or thereof.

     (b) The Bank may, with the prior written consent of the Company (which consent shall not be unreasonably withheld in the case of a proposed assignment by the Bank to one of its subsidiaries or affiliates) (which consent may be withheld in the sole discretion of the Company in the case of any other proposed assignment by the Bank), assign to one or more banks or other institutions (including, without limitation, the Other Banks and subsidiaries and/or affiliates of the Bank) all or a portion of the Bank's Commitment and its other rights and obligations under this Agreement and the same portion of the then outstanding Advances and Note; provided, however, that (1) each such assignment shall be of a constant, and not a varying, percentage of the Bank's Commitment and its other rights and obligations under this Agreement, and the then outstanding Advances and the Note, and (2) the parties to each such assignment shall execute and deliver to the Company an assignment and assumption agreement in form and substance satisfactory to the Company. Upon such execution and delivery, from and after the effective date specified in such assignment and assumption agreement, the assignee shall be a party hereto and, to the extent provided in such assignment and assumption agreement, shall have the rights and obligations of the Bank under this Agreement and the Bank shall, to the extent provided in such assignment and assumption agreement, be released from its obligations under this Agreement.

     (c) The Bank may, without the consent of the Company, assign to a Federal Reserve Bank all or a portion of the Bank's rights and obligations under this Agreement, the then outstanding Advances and the Note; provided, however, that the Bank's obligations under this Agreement shall remain unchanged and the Bank shall remain solely responsible to the Company for performance of such obligations.

  8.11 Table of Contents; Headings. The Table of Contents and the section headings used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

  8.12 Articles; Sections. References herein to "Article(s)" and "Section(s)" mean the respective Article(s) and Section(s) of this Agreement.

  8.13 Counterparts. This Agreement may be separately executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to constitute one and the same Agreement.

  8.14 Survival of Agreements. All of the agreements of the Company in this Agreement shall survive the Company's repayment of all Advances made by the Bank pursuant hereto.

  8.15 Severability. If any term or provision of this Agreement and the Note shall be determined to be illegal or unenforceable, all other terms and provisions of such documents shall nevertheless remain effective and shall be enforced to the fullest extent permitted by applicable law.

  8.16 Confidentiality. The Bank agrees to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all non-public information provided to it by the Company in connection with this Agreement and agrees and undertakes that neither the Bank nor any of its affiliates shall use any such information for any purpose or in any manner other than pursuant to the terms contemplated by this Agreement. The Bank may disclose such information (a) at the request of any bank regulatory authority or in connection with an examination of the Bank by any such authority; (b) to Bank's independent auditors, counsel and other professional advisors; or (c) pursuant to subpoena or other court process or when required to do so in accordance with the provisions of any applicable law or at the express direction of any agency of any State of the United States of America or of any other jurisdiction in which the Bank conducts its business, if the Company, after written notice to it (except in cases where notice would be prohibited by law or court order), has failed to obtain a protective or similar order to prevent such disclosure or to preserve the confidentiality of such information prior to the time that the Bank is advised by its legal counsel that immediate disclosure is necessary to avoid liability for failure to disclose. Notwithstanding the foregoing, the Company authorizes the Bank to disclose to any participant, assignee, prospective participant, prospective assignee or the Bank's U.S. investment banking affiliates, such financial and other information in Bank's possession concerning the Company or its Subsidiaries which has been delivered to the Bank; provided, however, that such participant, assignee, prospective participant, prospective assignee or the Bank's U.S. investment banking affiliates, as the case may be, agrees in writing to the Bank to keep such information confidential to the same extent required of the Bank hereunder.

  8.17 Consequential Damages. Notwithstanding anything herein to the contrary, neither party shall have any liability for any consequential, indirect, punitive, exemplary or special damages, including without limitation, loss of business, opportunities, revenue, profit or anticipated profit.

  8.18 Replacement of Prior Agreements. This Agreement and the Note hereby replace (i) that certain Credit Agreement (the "Prior Credit Agreement") dated on or about September 1, 1993 by and between the Bank and the Company, and (ii) the Note described in and executed in connection with the Prior Credit Agreement (all of such documents with the Prior Credit Agreement being collectively referred to as the "Prior Credit Documents"); and the Prior Credit Documents are hereby canceled, terminated, and of no further force or effect. The Bank and the Company shall have no further obligations or liabilities under the Prior Credit Documents.

  8.19 Final Agreement.

     THIS WRITTEN LOAN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

     THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

  IN WITNESS WHEREOF, the Company and the Bank have caused this Agreement to be duly executed as of the day and year first above written.

                                         COMPANY:

                                         BAKER HUGHES INCORPORATED,
                                         a Delaware corporation



                                         By:
                                            Eric L. Mattson
                                            Vice President and Chief
                                            Financial Officer

                                         Address for Notices:
                                         BAKER HUGHES INCORPORATED
                                         3900 Essex Lane, Suite 1200
                                         Houston, Texas 77027
                                         Attention: Treasurer and
                                           Assistant Treasurer
                                         Telex:       857656 (BHI HOU)
                                         Facsimile:   713/439-8699
                                         Telephone:   713/439-8600

                                         BANK:




                                         By:
                                         Name:
                                         Title:

                                         Addresses for Notices:




                                         Telex:
                                         Facsimile:
                                         Telephone:


                                         Bank's Domestic Lending Office:





                                         Bank's Eurodollar Lending Office:

                                   EXHIBIT A


                             FORM OF COMPANY NOTE


                                                               September 1, 1994

    For value received, BAKER HUGHES INCORPORATED, a Delaware corporation (the "Company") promises to pay to the order of
(the "Bank"), for the account of its applicable lending office, at the principal
office of the Bank at                     , the principal amount of each Advance
made by the Bank to the Company pursuant to Section 3.01 of the Credit Agreement hereinafter referred to on the last day of the Interest Period for such Advance. In any event, the aggregate unpaid principal amount of each Advance shall be due and payable on the Termination Date.

    The Company also promises to pay interest on the unpaid principal amount of each such Advance from the date of such Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement; provided, however, that any amount of such principal and, to the extent permitted by law, any interest thereon which is not paid when due (whether at stated maturity, by acceleration or otherwise) shall bear interest from the date on which such amount is due until such amount is paid in full, payable on demand, at the Default Rate.

    Loans and payments under this note shall be recorded and endorsed hereon by the holder hereof, provided, however, that the failure by the holder hereof to make such recordation and endorsement shall not limit or otherwise affect the obligation of the Company hereunder and payments of principal and interest hereof by the Company shall not be affected by the failure to make any such recordation and endorsement thereof hereon.

    Principal and interest shall be payable in Dollars in immediately available funds.

    This note is the Note referred to in, is issued in connection with, and is entitled to the benefits of, that certain Credit Agreement dated as of September 1, 1994, between the Company and the Bank, to which Credit Agreement reference is hereby made for a statement of the terms and provisions under which this note is issued. Capitalized terms used herein shall have the respective meanings set forth in the Credit Agreement. This note shall be governed by and construed in accordance with the laws of the State of Texas, United States of America. Except for notice required to be given to the Company under the Credit Agreement, the Company hereby waives presentment, demand, protest, or notice in connection with this Note.

   THIS WRITTEN LOAN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

   THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.


                                         BAKER HUGHES INCORPORATED


                                         By:
                                         Name:
                                         Title:

                          TRANSACTIONS ON WITHIN NOTE

          Amount                                Amount      Unpaid      Notation
            of        Maturity     Interest       of       Principal      Made
Date     Advance        Date         Rate      Payment      Balance        By
- ----     -------        ----         ----      -------      -------        --

                                   EXHIBIT B

ABN AMRO Bank N.V.
Bank of America National Trust and Savings Association
Bank of Scotland
Banque Nationale de Paris, Houston Agency
Bayerische Vereinsbank AG, Los Angeles Agency
Chase Manhattan Bank, N.A.
Citibank, N.A.
Dresdner Bank AG, New York Branch
Morgan Guaranty Trust Company of New York
NationsBank of Texas, N.A.
Northern Trust Company
PNC Bank, National Association
Royal Bank of Canada
Texas Commerce Bank National Association
The Mitsubishi Bank, Ltd.
The Sumitomo Bank, Ltd.
Toronto Dominion (Texas), Inc.
Union Bank of Switzerland

                                   EXHIBIT C

                          COMPANY REQUEST FOR ADVANCE



                                     [Date]



[Name and address of Bank]



Gentlemen:

  Baker Hughes Incorporated (the "Company") refers to the Credit Agreement, dated September 1, 1994 (the "Credit Agreement") (the terms defined therein being used herein as therein defined), by and between the Company and you. The Company hereby gives you notice pursuant to Section 3.01 of the Credit Agreement that the Company hereby requests an Advance under the Credit Agreement, and in that connection sets forth the terms on which such proposed Advance is requested to be made.

  The principal amount of the proposed Advance is $ ; the drawdown date of the proposed Advance is , 19 ; the proposed Advance is to be a [Eurodollar Advance] or [Reference Rate Advance]; the term of the Interest Period for such proposed Advance is months; the maturity date for payment of the principal amount of the proposed Advance is , 19 ; the interest payment date[s] of the proposed Advance
is/are                        ; and the other terms applicable to the
proposed Advance are                                      .

  In accordance with Section 3.01 of the Credit Agreement, please advise the Company of the [Eurodollar Rate] or [Reference Rate].

Sincerely,

BAKER HUGHES INCORPORATED



By:
Name:
Title:

                                   EXHIBIT D

                      FORM OF OPINION OF COMPANY COUNSEL

                                               , 1994



Dear Sirs:

  I am the duly elected                      of Baker Hughes Incorporated,
a Delaware corporation (the "Company"), and have acted as counsel to the Company in connection with the preparation and execution of that certain Credit Agreement (the "Credit Agreement") dated as of September 1, 1994, by and between
the Company and                       ("Bank"). Terms used herein which are
defined in the Credit Agreement have the respective meanings ascribed to such terms in the Credit Agreement, unless the context otherwise indicates.

  In that connection, I have examined the Note and the Credit Agreement which have been executed by the Company, but not by the Bank (herein being collectively referred to as the "Examined Documents"). I have also examined the originals or photostatic copies, certified or otherwise identified to my satisfaction, of the Certificate of Incorporation and Bylaws of the Company, each as amended to date, corporate records of the Company, certificates of public officials, and certificates of representatives of the Company, and such other documents as I have deemed necessary or appropriate for the purposes of this opinion.

  Based upon the foregoing, subject to the qualifications, limitations, exceptions and assumptions hereinafter set forth, and having due regard for such legal considerations as I deem relevant, I am of the opinion that:

      1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to own its properties and carry on its business as now conducted and is duly qualified and in good standing in each United States jurisdiction which requires qualification, except those jurisdictions, if any, in which the failure to so qualify would not have a material adverse affect on the business, properties or financial condition of the Company and its Subsidiaries taken as a whole.

         , 1994
Page 2


      2. The Company has all necessary corporate power and authority to enter into and perform the Credit Agreement and to issue and deliver the Note, as provided in the Credit Agreement. The execution, delivery and performance of the Credit Agreement and the Note have been authorized by all necessary corporate action on the part of the Company.

      3. The Credit Agreement is, and the Note when duly executed and delivered for value received will be, the valid and legally binding obligations of the Company enforceable in accordance with their terms, except as such enforceability may be (i) limited by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws from time to time in effect and judicial decisions relating to or affecting the enforcement of creditors' rights and debtor's obligations generally, or (ii) subject to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

      4. The execution, delivery and performance of the Credit Agreement and the Note by the Company do not require the consent or approval of any United States governmental body or other regulatory authority and are not in contravention of or in conflict with any law or regulation applicable to the Company or any term or provision of the Certificate of Incorporation or Bylaws of the Company.

      5. The execution, delivery and performance of the Credit Agreement and the Note, to the best of my knowledge, are not in contravention of or in conflict with any agreement or indenture which is material to the Company and its Subsidiaries, taken as a whole, and to which the Company is a party or by which any of its property is bound, and do not cause any Mortgage upon any such property to be created or imposed or to mature except as may be permitted by the terms of the Credit Agreement.

      6. To my knowledge, there is no pending or threatened litigation before any court, administrative agency or arbitration panel to which the Company is a party, which, in view of the facts currently available to me, is expected to have a material adverse effect on the financial condition or operations of the Company and its Subsidiaries, taken as a whole. To my knowledge, the Company is not in default with respect to any material order, writ, injunction or decree of any court or other governmental or regulatory authority which is expected to have a material adverse effect on the financial condition or operations of the Company and its Subsidiaries, taken as a whole.

   The opinions expressed herein are subject to the following qualifications, limitations, exceptions and assumptions:

            , 1994
Page 3


      (A) In rendering the opinions expressed in Paragraph 1, above, I have relied in part on certificates or telegrams of recent date of public officials of the State of Delaware. Such opinions are limited to the date of the relevant certificates or telegrams.

      (B) The opinions expressed in Paragraph 5 hereof are limited to the agreements, indentures and instruments filed by the Company with the U.S. Securities and Exchange Commission ("SEC') as material agreements pursuant to the rules and regulations of the SEC as a part of its annual report on Form 10-K for the year ending September 30, 1993, and those filed by the Company with the SEC subsequent to September 30, 1993.

      (C) I have assumed, without independent investigation, that the Bank will duly execute and deliver to the Company each of the Examined Documents to which it is a party, with all necessary power and authority (corporate and otherwise) and that (i) if the Company or the Bank exercise any rights or enforce any remedies, it will do so in good faith and in a commercially reasonable manner and will abide by any implied covenant of good faith and fair dealing which may be imposed by law, and (ii) the Bank will comply with any applicable state or federal securities laws.

      (D) As to matters of fact relevant to this opinion, I have, to the extent I have deemed appropriate, relied upon (i) certificates and other representations of officers and representatives of the Company and its Subsidiaries who have made investigations outside of my personal control, and
   (ii) certificates and telegrams of governmental officials.

      (E) In my examination of the documents referred to above, I have assumed
   (i) all documents submitted to me as originals are authentic and complete,
   (ii) all documents submitted to me as certified or photostatic copies conform to the original document, and such original document is authentic and complete, (iii) that signatures on all documents are genuine, (iv) all statements of fact contained in the Examined Documents and all other documents, certificates, and records that I have examined are true, accurate, and correct, and all statements of fact made to me by officers and representatives of the Company and its Subsidiaries are true and correct, and
   (v) there has been no material change in the facts set forth in the Examined Documents, or such other documents, certificates, and records that I have examined or representations made to me, prior to the date hereof. I have no knowledge that any such documents, certificates, and records were not authentic and complete, or that any of such statements are not true and correct as of the date hereof.

      (F) I have assumed there has been no cancellation or withdrawal of any of the organizational documents of the Company, and that no act or event has occurred which would, pursuant to the terms of such organizational documents or other applicable law, permit or require the dissolution of the Company, and I have no

         , 1994
Page 4


   knowledge of any such cancellation, withdrawal, act or event. I have further assumed due authorization for execution, delivery, and performance of such organizational documents by each party by whom such authorization is required, and that none of the signatories to such organizational documents was operating under any legal disability under the laws of the state of residence or incorporation of such party.

      (G) I express no opinion as to the availability or enforceability of the following provisions and remedies set forth in the Examined Documents: (i) equitable remedies, including specific performance, or any other remedy set forth in the Examined Documents; (ii) provisions relating to waivers by any of the parties or precluding any of the parties from asserting certain claims or defenses or from obtaining certain rights and remedies, or which purport to waive any applicable statute of limitations, or rights to any stay or extension laws, or which purport to establish evidentiary standards; (iii) provisions expressly or by implication waiving broadly or vaguely stated rights, unknown future rights, or defenses to obligations or rights granted by law; (iv) provisions relating to subrogation rights, delay or omission or enforcement of rights or remedies, severability, injunctions, appointment of receivers, waivers or ratifications of future acts, the rights of third parties, prohibitions against the sale, transfer, or assignment of any property or interest, marshalling of assets, set-offs, or sale in the inverse order of alienation; (v) provisions at variance with public laws which do not affect the practical benefits of the Examined Documents; (vi) provisions covenanting to take actions, the taking of which are discretionary with or subject to the approval of a third party or which are otherwise subject to a contingency, the fulfillment of which is not within the control of the parties so covenanting; (vii) provisions purporting to apply subsequently enacted laws; (viii) provisions to the effect that rights or remedies may be exercised without notice, that rights or remedies are not exclusive, that every right or remedy is cumulative and may be exercised in addition to or with any other right or remedy, or that the election of a particular remedy or remedies does not preclude recourse to one or more other remedies, or that the failure to exercise or delay in exercising rights or remedies will not operate as a waiver of such right or remedy; and (ix) limitations on enforceability posed by public policy consideration or court decisions which may limit the right to obtain indemnification under certain circumstances. Enforcement of obligations under the Examined Documents may also be limited by constitutional limitations (including notice and due process requirements), by the redemption rights of the United States under the Federal Tax Lien Act of 1966, as amended, and requirements that the Bank exercise rights under the Examined Documents in a commercially reasonable manner.

      (H) The opinions expressed herein relate solely to, are based solely upon, and are limited exclusively to the laws of the State of Texas, the General Corporation Law of the State of Delaware, and the laws of the United States of America, to the extent applicable and as currently in effect. I assume no, and hereby specifically disclaim any, obligation to supplement this opinion if any applicable laws change

         , 1994
Page 5


   after the date of this opinion, of if I become aware of any facts that might change the opinions expressed above after the date of this opinion.

      (I) The opinions set forth herein are limited to the specific matters addressed hereby, and no opinion is to be implied or may be inferred beyond the matters specifically addressed.

      (J) This letter is provided to you as a legal opinion only and not as a guaranty or warranty of the matters discussed herein, nor does this letter constitute a guarantee of any of the obligations set forth in the Examined Documents. By rendering this opinion, I am not guaranteeing or insuring the obligations set forth in the Examined Documents, or other matters referred to herein or opined upon herein.

   This opinion is furnished to you solely for your benefit pursuant to the Credit Agreement. This letter and the opinions expressed herein may not be used or relied upon by you for any other purpose and may not be relied upon for any purpose by any other person or entity without my prior written consent. Except for the use permitted herein, this letter is not to be quoted or reproduced in whole or in part or otherwise referred to in any manner, nor is it to be filed with any governmental agency or delivered to any other person or entity without my prior written consent.

                                         Very truly yours,